Equinix Reports Fourth Quarter And Year-End 2014 Results

- Reported 2014 annual revenues of $2,443.8 million, a 14% increase over the previous year

- Announced 2015 annual guidance of revenues to be greater than $2,630.0 million, adjusted EBITDA to be greater than $1,220.0 million and AFFO to be greater than $810.0 million

REDWOOD CITY, Calif., Feb. 19, 2015 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), a global interconnection and data center company, today reported quarterly and year-end results for the period ended December 31, 2014. The Company uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

Revenues were $638.1 million for the fourth quarter, a 3% increase over the previous quarter and a 13% increase over the same quarter last year. Revenues for the year ended December 31, 2014, were $2,443.8 million, a 14% increase over 2013. Recurring revenues, consisting primarily of colocation, interconnection and managed services were $605.5 million for the fourth quarter, a 3% increase over the previous quarter, and $2,317.8 million for the year ended December 31, 2014, a 13% increase over 2013. Non-recurring revenues were $32.6 million for the fourth quarter and $126.0 million for the year ended December 31, 2014. MRR churn for the fourth quarter was 1.9%, unchanged from previous quarter and lower than prior guidance.

"In 2014, Equinix leveraged significant market momentum to deliver another year of strong financial results. In the fourth quarter, we delivered record bookings, driven by strong performance across all three regions, new customer wins and continued expansion of our cloud ecosystem," said Steve Smith, president and CEO of Equinix. "The rapid growth of interconnection reflects the importance of Equinix as the place where leading companies come to connect to their customers and partners to accelerate the growth of their business. I am very pleased with our position going into this year."

Cost of revenues were $313.4 million for the fourth quarter, a 3% increase from the previous quarter, and $1,197.9 million for the year ended December 31, 2014, a 13% increase over 2013. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $117.5 million for the quarter and $430.3 million for the year, which we refer to as cash cost of revenues, were $195.9 million for the quarter, a slight decrease from the previous quarter, and $767.6 million for the year ended December 31, 2014, a 13% increase over 2013. Gross margins for the quarter were 51%, unchanged from the previous quarter and slightly decreased from 52% for the same quarter last year. Gross margins were 51% for the year ended December 31, 2014, unchanged from the prior year. Cash gross margins, defined as gross profit before depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 69%, up from 68% for the previous quarter and unchanged from the same quarter last year. Cash gross margins were 69% for the year ended December 31, 2014, up from 68% for the year ended December 31, 2013.

Selling, general and administrative expenses were $194.9 million for the fourth quarter, a 7% increase over the previous quarter, and $734.1 million for the year ended December 31, 2014, an 18% increase over 2013. Selling, general and administrative expenses, excluding depreciation, amortization, accretion and stock-based compensation of $47.1 million for the quarter and $171.8 million for the year, which we refer to as cash selling, general and administrative expenses, were $147.8 million for the quarter, a 5% increase from the previous quarter, and $562.3 million for the year ended December 31, 2014, a 19% increase over 2013.

Interest expense was $71.1 million for the fourth quarter, a 12% increase from the previous quarter, and $270.6 million for the year ended December 31, 2014, a 9% increase over 2013, primarily attributed to debt financings during the fourth quarter and additional financings such as various capital lease and other financing obligations to support the Company's expansion projects.

The Company recorded income tax expense of $303.3 million for the fourth quarter compared to income tax expense of $30.6 million in the prior quarter and income tax expense of $345.5 million for the year ended December 31, 2014 compared to income tax expense of $16.2 million in the prior year, mainly due to the de-recognition of deferred tax assets and liabilities of the Company's U.S operations in the fourth quarter, when it was determined that all significant actions to effect the REIT conversion had occurred.

The Company recognized a loss on debt extinguishment of $105.8 million for the fourth quarter ended December 31, 2014, comprised of $103.3 million related to the redemption of the $750.0 million 7.00% senior notes and $2.5 million from the termination of the $110.0 million term loan and the $550.0 million revolving credit facility. For the year ended December 31, 2014, the Company recorded a loss on debt extinguishment of $157.0 million, comprised of $103.3 million related to the redemption of the $750.0 million 7.00% senior notes, $51.2 million related to the exchanges of the 3.00% convertible subordinated notes and 4.75% convertible subordinated notes in the second quarter, and $2.5 million from the termination of the $110.0 million term loan and the $550.0 million revolving credit facility.

Net loss attributable to Equinix was $355.1 million for the fourth quarter. This represents a basic and diluted net loss per share attributable to Equinix of $6.42 for the fourth quarter based on a weighted average share count of 55.3 million. Excluding the de-recognition of the deferred tax assets and liabilities relating to the REIT conversion of $324.1 million and the loss on debt extinguishment, pro forma net income attributable to Equinix was $31.1 million for the fourth quarter. This resulted in a pro forma basic and diluted net income per share attributed to Equinix of $0.56 for the fourth quarter. Net loss attributable to Equinix was $259.5 million for the year ended December 31, 2014. This represents a basic and diluted net loss per share attributed to Equinix of $4.96 for the year ended December 31, 2014 based on a weighted average share count of 52.4 million. Excluding the de-recognition of the deferred tax assets and liabilities relating to the REIT conversion and the loss on debt extinguishment, pro forma net income attributable to Equinix was $161.1 million for the year ended December 31, 2014, which resulted in a pro forma basic and diluted net income per share attributed to Equinix of $3.08 and $3.04, respectively, for the year ended December 31, 2014.

Income from operations was $127.8 million for the fourth quarter, a 5% decrease from the previous quarter, and $509.3 million for the year ended December 31, 2014, a 10% increase over 2013. Adjusted EBITDA, defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition costs, for the fourth quarter was $294.4 million, a 4% increase over the previous quarter, and $1,113.9 million for the year ended December 31, 2014, an 11% increase over 2013.

Capital expenditures, defined as gross capital expenditures less the net change in accrued property, plant and equipment in the fourth quarter, were $238.5 million. Capital expenditures for the fourth quarter increased 53% from the previous quarter, primarily due to increased spending on expansion projects in the Frankfurt 4, London 6, New York 6, Silicon Valley 5 and Singapore 3 IBX data centers. Capital expenditures for the year ended December 31, 2014 were $660.2 million.

The Company generated cash from operating activities of $202.3 million for the fourth quarter, a slight decrease from $216.4 million in the previous quarter. Cash generated from operating activities for the year ended December 31, 2014 was $689.4 million as compared to $604.6 million in the previous year. Cash used in investing activities was $619.9 million in the fourth quarter as compared to cash used in investing activities of $6.3 million in the previous quarter, primarily attributed to the net purchases of investments in marketable securities and higher capital expenditures in the fourth quarter. Cash used in investing activities for the year ended December 31, 2014 was $435.8 million as compared to cash used in investing activities of $1.2 billion in the previous year, primarily attributed to the net purchases of investments in marketable securities during 2013. Cash provided by financing activities was $679.9 million for the fourth quarter as compared to cash used in financing activities of $256.2 million in the previous quarter, primarily due to the net impact of the issuance of the $1.25 billion senior notes and $500.0 million term loan offset by the redemption of the $750.0 million 7.00% senior notes and repayment of the $110.0 million term loan in the fourth quarter. Cash provided by financing activities was $107.4 million for the year ended December 31, 2014, as compared to cash provided by financing activities of $574.9 million for the year ended December 31, 2013, primarily due to purchases of treasury stock, purchase of the remaining non-controlling interest in ALOG and the debt activities in 2014 discussed above.

As of December 31, 2014, the Company's cash, cash equivalents and investments were $1,140.8 million, as compared to $1,030.1 million as of December 31, 2013.

Business Outlook

For the first quarter of 2015, the Company expects revenues to range between $634.0 and $638.0 million, which absorbs $19.0 million of negative foreign currency impact compared to Q4 2014 average FX rates, a normalized and constant currency growth of 3% quarter over quarter. Cash gross margins are expected to approximate 68% to 69%. Cash selling, general and administrative expenses are expected to range between $146.0 and $150.0 million. Adjusted EBITDA is expected to range between $287.0 and $291.0 million, which absorbs $12.0 million of negative foreign currency impact compared to Q4 2014 average FX rates, a normalized and constant currency growth of 3% quarter over quarter. Capital expenditures are expected to range between $195.0 and $205.0 million, comprised of approximately $25.0 million of recurring capital expenditures and $170.0 to $180.0 million of non-recurring capital expenditures.

For the full year of 2015, total revenues are expected to be greater than $2,630.0 million, which absorbs $100.0 million of negative foreign currency impact compared to 2014 average FX rates, reflecting a normalized and constant currency growth rate of 12%. Total year cash gross margins are expected to approximate 68% to 69%. Cash selling, general and administrative expenses are expected to range between $580.0 and $600.0 million. Adjusted EBITDA for the year is expected to be greater than $1,220.0 million, which absorbs $47.0 million of negative foreign currency impact compared to 2014 average FX rates, a normalized and constant currency growth rate of 15%. Adjusted funds from operations ("AFFO") is expected to be greater than $810.0 million, or a normalized and constant currency growth rate of 12%. Capital expenditures for 2015 are expected to range between $700.0 and $800.0 million, comprised of approximately $115.0 million of recurring capital expenditures and $585.0 to $685.0 million for non-recurring capital expenditures.

The U.S. dollar exchange rates used for 2015 guidance, taking into consideration the impact of our foreign currency hedges, have been updated to $1.20 to the Euro, $1.55 to the Pound, S$1.32 to the U.S. dollar and R$2.68 to the U.S. dollar. The 2015 global revenue breakdown by currency for the Euro, Pound, Singapore Dollar and Brazilian Real is 14%, 9%, 7% and 4%, respectively.

The guidance provided above is forward-looking. The adjusted EBITDA guidance is based on the revenue guidance, less our expectations of cash cost of revenue and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance, excluding our expectations of interest income and interest expense, installation revenue adjustment, straight-line rent expense, amortization of deferred financing costs, gains (losses) on debt extinguishment, cash portion of income tax expense, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q4 Results Conference Call and Replay Information

The Company will discuss its quarterly and year-end results for the period ended December 31, 2014, along with its future outlook, on its quarterly conference call on Thursday, February 19, 2015, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-210-234-8004 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Friday, May 15, 2015, by dialing 1-203-369-3829 and referencing the passcode 2015. In addition, the webcast will be available at www.equinix.com/investors over the same time period. No password is required for the webcast.

Investor Presentation and Supplemental Financial Information

The Company has made available on its website a presentation designed to accompany the discussion of the Company's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Company's Investor Relations website at www.equinix.com/investors.

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 33 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies. www.equinix.com

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations. Legislative and regulatory requirements encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow, adjusted free cash flow, discretionary free cash flow, adjusted discretionary free cash flow and AFFO, Equinix excludes certain items that it believes are not good indicators of the Company's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges and acquisition costs. Equinix excludes these items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes stock-based compensation expense as it primarily represents expense attributed to equity awards that have no current or future cash obligations. As such, we, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we did not intend to build out, or our decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Finally, Equinix excludes acquisition costs from its non-GAAP financial measures. The acquisition costs relate to costs the Company incurs in connection with business combinations. Management believes such items as restructuring charges, impairment charges and acquisition costs are non-core transactions; however, these types of costs will or may occur in future periods.

Equinix will also present funds from operations ("FFO") and adjusted funds from operations ("AFFO"), which are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, straight-line rent expense, amortization of deferred financing costs, gains (losses) on debt extinguishment, non- cash portion of income tax expense, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition charges for the same reasons that they are excluded from the non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenue from installation fees, since installation fees are deferred and recognized ratably over the expected life of the installation, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix excludes the amortization of deferred financing costs as these expenses relate to the initial costs incurred in connection with our debt financings that have no current or future cash obligations. Equinix excludes gains (losses) on debt extinguishment since it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes the non-cash portion of income tax expense, as it represents a cost that has no current or future cash obligation. Equinix also excludes recurring capital expenditures, which represent non-incremental building improvements required to maintain current revenues.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

Recurring revenues	$605,492	$588,437	$538,060	$2,317,790	$2,049,962
Non-recurring revenues	32,629	32,004	26,617	125,986	102,804
Revenues	638,121	620,441	564,677	2,443,776	2,152,766

Cost of revenues	313,449	304,052	269,743	1,197,885	1,064,403
Gross profit	324,672	316,389	294,934	1,245,891	1,088,363

Operating expenses:
Sales and marketing	81,236	72,185	67,250	296,103	246,623
General and administrative	113,684	109,354	98,466	438,016	374,790
Restructuring charges	-	-	-	-	(4,837)
Acquisition costs	1,926	(281)	4,229	2,506	10,855
Total operating expenses	196,846	181,258	169,945	736,625	627,431

Income from operations	127,826	135,131	124,989	509,266	460,932

Interest and other income (expense):
Interest income	357	356	794	2,891	3,387
Interest expense	(71,103)	(63,756)	(65,503)	(270,553)	(248,792)
Loss on debt extinguishment	(105,807)	-	(14,899)	(156,990)	(108,501)
Other income (expense)	(3,051)	1,811	1,959	119	5,253
Total interest and other, net	(179,604)	(61,589)	(77,649)	(424,533)	(348,653)

Income (loss) before income taxes	(51,778)	73,542	47,340	84,733	112,279

Income tax expense	(303,325)	(30,581)	(1,967)	(345,459)	(16,156)

Net income (loss)	(355,103)	42,961	45,373	(260,726)	96,123

Net (income) loss attributable to redeemable non-controlling interests	-	(120)	(186)	1,179	(1,438)

Net income (loss) attributable to Equinix	$(355,103)	$42,841	$45,187	$(259,547)	$94,685

Net income (loss) per share attributable to Equinix:

Basic net income (loss) per share (1)	$(6.42)	$0.81	$0.91	$(4.96)	$1.92

Diluted net income (loss) per share (1)	$(6.42)	$0.79	$0.88	$(4.96)	$1.89

Shares used in computing basic net income (loss) per share	55,295	53,137	49,765	52,359	49,438

Shares used in computing diluted net income (loss) per share	55,295	55,238	53,499	52,359	50,116

(1) The net income (loss) attributable to Equinix used in the computation of basic and diluted net income (loss) per share attributed to Equinix is presented below:

Net income (loss)	$(355,103)	$42,961	$45,373	$(260,726)	$96,123
Net (income) loss attributable to non-controlling interests	-	(120)	(186)	1,179	(1,438)
Net income (loss) attributable to Equinix, basic	(355,103)	42,841	45,187	(259,547)	94,685
Interest on convertible debt	-	885	1,847	-	-
Net income (loss) attributable to Equinix, diluted	$(355,103)	$43,726	$47,034	$(259,547)	$94,685

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

Net income (loss)	$ (355,103)	$ 42,961	$ 45,373	$ (260,726)	$ 96,123

Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	(97,123)	(144,993)	6,905	(204,065)	(18,203)
Unrealized loss on available for sale securities	135	(1,179)	(376)	(279)	(298)
Unrealized gain (loss) on cash flow hedges	4,026	4,510	(1,750)	8,790	(1,750)
Unrealized loss on defined benefit plans	(2,001)			(2,001)
Other comprehensive income (loss), net of tax:	(94,963)	(141,662)	4,779	(197,555)	(20,251)

Comprehensive income (loss), net of tax	(450,066)	(98,701)	50,152	(458,281)	75,872

Net (income) loss attributable to redeemable non-controlling interests	-	(120)	(186)	1,179	(1,438)
Other comprehensive (income) loss attributable to redeemable non-controlling interests	-	(18,304)	3,185	(1,810)	7,526

Comprehensive income (loss) attributable to Equinix, net of tax	$ (450,066)	$ (117,125)	$ 53,151	$ (458,912)	$ 81,960

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$ 610,917	$ 261,894
Short-term investments	529,395	369,808
Accounts receivable, net	262,570	184,840
Other current assets	88,061	72,118
Total current assets	1,490,943	888,660
Long-term investments	439	398,390
Property, plant and equipment, net	4,998,270	4,591,650
Goodwill	1,002,129	1,042,153
Intangible assets, net	147,527	184,182
Other assets	178,125	387,324
Total assets	$ 7,817,433	$ 7,492,359

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$ 285,796	$ 263,223
Accrued property and equipment	114,469	64,601
Current portion of capital lease and other financing obligations	21,362	17,214
Current portion of mortgage and loans payable	59,466	53,508
Other current liabilities	162,664	147,958
Total current liabilities	643,757	546,504
Capital lease and other financing obligations, less current portion	1,168,042	914,032
Mortgage and loans payable, less current portion	534,686	199,700
Senior notes	2,750,000	2,250,000
Convertible debt	145,853	724,202
Other liabilities	304,964	274,955
Total liabilities	5,547,302	4,909,393

Redeemable non-controlling interests	-	123,902

Common stock	57	50
Additional paid-in capital	3,334,305	2,693,887
Treasury stock	(11,411)	(84,663)
Accumulated dividends	(424,387)	-
Accumulated other comprehensive loss	(332,443)	(113,767)
Accumulated deficit	(295,990)	(36,443)
Total stockholders' equity	2,270,131	2,459,064

Total liabilities, redeemable non-controlling interests
and stockholders' equity	$ 7,817,433	$ 7,492,359

Ending headcount by geographic region is as follows:

Americas headcount	2,122	1,984
EMEA headcount	1,023	899
Asia-Pacific headcount	721	617
Total headcount	3,866	3,500

EQUINIX, INC.
SUMMARY OF DEBT OUTSTANDING
(in thousands)
(unaudited)

	December 31,	December 31,
	2014	2013

Capital lease and other financing obligations	$ 1,189,404	$ 931,246

Term loans, net of debt discount	498,400	140,000
ALOG financings	56,863	69,524
Mortgage payable and other loans payable	38,889	43,684
Plus: debt discount	1,600	-
Total mortgage and loans payable	595,752	253,208

Senior notes	2,750,000	2,250,000

Convertible debt, net of debt discount	145,853	724,202
Plus: debt discount	12,032	45,508
Total convertible debt principal	157,885	769,710

Total debt outstanding	$ 4,693,041	$ 4,204,164

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

Cash flows from operating activities:
Net income (loss)	$ (355,103)	$ 42,961	$ 45,373	$ (260,726)	$ 96,123
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, amortization and accretion	133,096	121,349	106,682	484,129	431,008
Stock-based compensation	31,517	27,662	27,630	117,990	102,940
Debt issuance costs and debt discount	3,827	3,714	6,266	18,667	23,868
Loss on debt extinguishment	105,807	-	14,899	156,990	108,501
Restructuring charges	-	-	-	-	(4,837)
Excess tax benefits from employee equity awards	(2,125)	(5,825)	42	(19,582)	(27,330)
Other reconciling items	5,863	5,957	7,196	24,567	18,825
Changes in operating assets and liabilities:
Accounts receivable	2,428	(50,889)	12,336	(101,966)	(27,956)
Income taxes, net	295,947	23,340	(36,622)	226,774	(108,189)
Accounts payable and accrued expenses	(16,429)	34,778	(10,157)	4,177	7,242
Other assets and liabilities	(2,531)	13,394	(6,939)	38,400	(15,587)
Net cash provided by operating activities	202,297	216,441	166,706	689,420	604,608
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(381,629)	148,789	18,641	239,551	(479,136)
Business acquisitions, net of cash acquired	-	-	(48,739)	-	(49,337)
Purchases of real estate	-	-	-	(16,791)	(74,332)
Purchases of other property, plant and equipment	(238,477)	(156,003)	(202,841)	(660,203)	(572,406)
Other investing activities	195	898	(423)	1,604	5,898
Net cash used in investing activities	(619,911)	(6,316)	(233,362)	(435,839)	(1,169,313)
Cash flows from financing activities:
Purchases of treasury stock	-	(42,575)	(48,799)	(297,958)	(48,799)
Proceeds from employee equity awards	1,137	12,362	3,810	29,320	31,892
Payment of special distribution	(83,266)	-	-	(83,266)	-
Proceeds from loans payable	500,000	-	26,304	500,000	28,038
Purchase of redeemable non-controlling interests	-	(226,276)	-	(226,276)	-
Proceeds from senior notes	1,250,000	-	-	1,250,000	1,500,000
Repayment of capital lease and other financing obligations	(4,890)	(3,857)	(27,907)	(18,030)	(40,133)
Repayment of mortgage and loans payable	(5,963)	(10,416)	(10,196)	(43,473)	(52,500)
Repayment of senior notes	(750,000)	-	-	(750,000)	(750,000)
Repayment of term loan	(110,000)		-	(110,000)	-
Repayment of convertible debt	(34)	-	-	(29,513)	-
Debt extinguishment costs	(93,965)	-	(13,189)	(116,517)	(97,864)
Debt issuance costs	(25,294)	-	(42)	(25,294)	-
Excess tax benefits from employee equity awards	2,125	5,825	(622)	19,582	27,330
Other financing activities	-	8,698	-	8,826	(23,057)
Net cash provided by (used in) financing activities	679,850	(256,239)	(70,641)	107,401	574,907
Effect of foreign currency exchange rates on cash and cash equivalents	(5,500)	(8,039)	(551)	(11,959)	(521)
Net increase (decrease) in cash and cash equivalents	256,736	(54,153)	(137,848)	349,023	9,681
Cash and cash equivalents at beginning of period	354,181	408,334	399,742	261,894	252,213
Cash and cash equivalents at end of period	$ 610,917	$ 354,181	$ 261,894	$ 610,917	$ 261,894

Supplemental cash flow information:
Cash paid for taxes	$ 6,407	$ 5,506	$ 36,954	$ 117,197	$ 123,690
Cash paid for interest	$ 94,283	$ 45,833	$ 74,671	$ 262,018	$ 210,629

Free cash flow (1)	$ (35,985)	$ 61,336	$ (85,297)	$ 14,030	$ (85,569)

Adjusted free cash flow (2)	$ (29,881)	$ 74,812	$ 236	$ 160,425	$ 174,548

Ongoing capital expenditures (3)	$ 73,120	$ 45,549	$ 68,059	$ 227,164	$ 183,330

Discretionary free cash flow (4)	$ 129,177	$ 170,892	$ 98,647	$ 462,256	$ 421,278

Adjusted discretionary free cash flow (5)	$ 135,281	$ 184,368	$ 135,441	$ 591,860	$ 557,726

(1)

We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$ 202,297	$ 216,441	$ 166,706	$ 689,420	$ 604,608
Net cash provided by (used in) investing activities as presented above	(619,911)	(6,316)	(233,362)	(435,839)	(1,169,313)
Purchases, sales and maturities of investments, net	381,629	(148,789)	(18,641)	(239,551)	479,136
Free cash flow (negative free cash flow)	$ (35,985)	$ 61,336	$ (85,297)	$ 14,030	$ (85,569)

(2)

We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate, acquisitions, any excess tax benefits from employee equity awards, cash paid for taxes associated with reclassifying our assets for tax purposes triggered by our planned conversion into a real estate investment trust ("REIT") and costs related to the planned REIT conversion, as presented below:

Free cash flow (as defined above)	$ (35,985)	$ 61,336	$ (85,297)	$ 14,030	$ (85,569)
Less business acquisitions, net of cash acquired	-	-	48,739	-	49,337
Less purchase of real estate	-	-	-	16,791	74,332
Less excess tax benefits from employee equity awards	2,125	5,825	(42)	19,582	27,330
Less cash paid for taxes resulting from the planned REIT conversion	189	978	30,040	80,867	88,149
Less costs related to the planned REIT conversion	3,790	6,673	6,796	29,155	20,969
Adjusted free cash flow	$ (29,881)	$ 74,812	$ 236	$ 160,425	$ 174,548

We categorize our cash paid for taxes into cash paid for taxes resulting from the planned REIT conversion (as defined above) and other cash taxes paid.

Cash paid for taxes resulting from the planned REIT conversion	$ 189	$ 978	$ 30,040	$ 80,867	$ 88,149
Other cash taxes paid	6,218	4,528	6,914	36,330	35,541
Total cash paid for taxes	$ 6,407	$ 5,506	$ 36,954	$ 117,197	$ 123,690

(3)

We refer to our purchases of other property, plant and equipment as our capital expenditures (or capex).  We categorize our capital expenditures into expansion and ongoing capex.  Expansion capex is capex spent to build out our new data centers and data center expansions.  Our ongoing capex represents all of our other capex spending.

Ongoing capital expenditures	$ 73,120	$ 45,549	$ 68,059	$ 227,164	$ 183,330
Expansion capital expenditures	165,357	110,454	134,782	433,039	389,076
Total capital expenditures	$ 238,477	$ 156,003	$ 202,841	$ 660,203	$ 572,406

(4)	We define discretionary free cash flow as net cash provided by operating activities less ongoing capital expenditures (as described above), as presented below:

Net cash provided by operating activities, as presented above	$ 202,297	$ 216,441	$ 166,706	$ 689,420	$ 604,608
Less ongoing capital expenditures	(73,120)	(45,549)	(68,059)	(227,164)	(183,330)
Discretionary free cash flow	$ 129,177	$ 170,892	$ 98,647	$ 462,256	$ 421,278

(5)

We define adjusted discretionary free cash flow as discretionary free cash flow (as defined above), excluding any excess tax benefits from employee equity awards, cash paid for taxes associated with reclassifying our assets for tax purposes triggered by our planned REIT conversion and costs related to the planned REIT conversion, as presented below:

Discretionary free cash flow (as defined above)	$ 129,177	$ 170,892	$ 98,647	$ 462,256	$ 421,278
Excess tax benefits from employee equity awards	2,125	5,825	(42)	19,582	27,330
Cash paid for taxes resulting from the planned REIT conversion	189	978	30,040	80,867	88,149
Costs related to the planned REIT conversion	3,790	6,673	6,796	29,155	20,969
Adjusted discretionary free cash flow	$ 135,281	$ 184,368	$ 135,441	$ 591,860	$ 557,726

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended			Twelve Months Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2014	2014	2013	2014	2013

Recurring revenues		$ 605,492	$ 588,437	$ 538,060	$ 2,317,790	$ 2,049,962
Non-recurring revenues		32,629	32,004	26,617	125,986	102,804
	Revenues (1)	638,121	620,441	564,677	2,443,776	2,152,766

Cash cost of revenues (2)		195,945	196,458	174,284	767,552	678,826
	Cash gross profit (3)	442,176	423,983	390,393	1,676,224	1,473,940

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	67,036	58,434	54,235	240,054	195,117
	Cash general and administrative expenses (6)	80,775	81,688	72,628	322,279	277,925
	Total cash operating expenses (7)	147,811	140,122	126,863	562,333	473,042

Adjusted EBITDA (8)		$ 294,365	$ 283,861	$ 263,530	$ 1,113,891	$ 1,000,898

Cash gross margins (9)		69%	68%	69%	69%	68%

Adjusted EBITDA margins (10)		46%	46%	47%	46%	46%

Adjusted EBITDA flow-through rate (11)		59%	56%	70%	39%	43%

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:
	Colocation	$ 254,037	$ 244,979	$ 236,931	$ 978,503	$ 917,089
	Interconnection	71,992	69,512	62,306	272,257	242,296
	Managed infrastructure	13,860	15,214	12,811	57,071	52,430
	Rental	814	978	763	3,687	2,486
	Recurring revenues	340,703	330,683	312,811	1,311,518	1,214,301
	Non-recurring revenues	15,699	16,729	13,290	64,585	50,473
	Revenues	356,402	347,412	326,101	1,376,103	1,264,774

	EMEA Revenues:

	Colocation	134,816	130,873	117,003	514,997	430,357
	Interconnection	13,484	13,163	10,473	50,342	36,941
	Managed infrastructure	5,487	7,179	6,831	26,965	23,029
	Rental	1,613	1,588	1,660	6,649	2,034
	Recurring revenues	155,400	152,803	135,967	598,953	492,361
	Non-recurring revenues	11,693	8,777	8,819	38,312	32,657
	Revenues	167,093	161,580	144,786	637,265	525,018

	Asia-Pacific Revenues:

	Colocation	91,211	86,613	72,758	336,312	280,733
	Interconnection	13,231	12,973	11,090	49,751	40,626
	Managed infrastructure	4,947	5,364	5,434	21,255	21,941
	Recurring revenues	109,389	104,951	89,282	407,318	343,300
	Non-recurring revenues	5,237	6,498	4,508	23,089	19,674
	Revenues	114,626	111,449	93,790	430,408	362,974

	Worldwide Revenues:

	Colocation	480,064	462,465	426,692	1,829,812	1,628,179
	Interconnection	98,707	95,648	83,869	372,350	319,863
	Managed infrastructure	24,294	27,757	25,076	105,291	97,400
	Rental	2,427	2,566	2,423	10,336	4,520
	Recurring revenues	605,492	588,437	538,060	2,317,789	2,049,962
	Non-recurring revenues	32,629	32,004	26,617	125,986	102,804
	Revenues	$ 638,121	$ 620,441	$ 564,677	$ 2,443,776	$ 2,152,766

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$ 313,449	$ 304,052	$ 269,743	$ 1,197,885	$ 1,064,403
	Depreciation, amortization and accretion expense	(115,236)	(105,449)	(93,270)	(421,822)	(377,722)
	Stock-based compensation expense	(2,268)	(2,145)	(2,189)	(8,511)	(7,855)
	Cash cost of revenues	$ 195,945	$ 196,458	$ 174,284	$ 767,552	$ 678,826

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 97,396	$ 97,775	$ 87,794	$ 380,892	$ 358,290
	EMEA cash cost of revenues	59,987	59,593	52,363	236,423	191,220
	Asia-Pacific cash cost of revenues	38,562	39,090	34,127	150,237	129,316
	Cash cost of revenues	$ 195,945	$ 196,458	$ 174,284	$ 767,552	$ 678,826

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation and acquisition costs.  We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$ 81,236	$ 72,185	$ 67,250	$ 296,103	$ 246,623
	Depreciation and amortization expense	(6,315)	(6,495)	(6,273)	(25,965)	(24,968)
	Stock-based compensation expense	(7,885)	(7,256)	(6,742)	(30,084)	(26,538)
	Cash sales and marketing expenses	$ 67,036	$ 58,434	$ 54,235	$ 240,054	$ 195,117

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$ 113,684	$ 109,354	$ 98,466	$ 438,016	$ 374,790
	Depreciation and amortization expense	(11,545)	(9,405)	(7,139)	(36,342)	(28,318)
	Stock-based compensation expense	(21,364)	(18,261)	(18,699)	(79,395)	(68,547)
	Cash general and administrative expenses	$ 80,775	$ 81,688	$ 72,628	$ 322,279	$ 277,925

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$ 67,036	$ 58,434	$ 54,235	$ 240,054	$ 195,117
	Cash general and administrative expenses	80,775	81,688	72,628	322,279	277,925
	Cash SG&A	$ 147,811	$ 140,122	$ 126,863	$ 562,333	$ 473,042

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	Americas cash SG&A	$ 91,762	$ 89,562	$ 78,701	$ 360,204	$ 297,766
	EMEA cash SG&A	36,226	32,201	32,794	131,620	117,612
	Asia-Pacific cash SG&A	19,823	18,359	15,368	70,509	57,664
	Cash SG&A	$ 147,811	$ 140,122	$ 126,863	$ 562,333	$ 473,042

(8)	We define adjusted EBITDA as income from operations plus depreciation, amortization, accretion, stock-based compensation expense and acquisition costs as presented below:

	Income from operations	$ 127,826	$ 135,131	$ 124,989	$ 509,266	$ 460,932
	Depreciation, amortization and accretion expense	133,096	121,349	106,682	484,129	431,008
	Stock-based compensation expense	31,517	27,662	27,630	117,990	102,940
	Restructuring charges	-	-	-	-	(4,837)
	Acquisition costs	1,926	(281)	4,229	2,506	10,855
	Adjusted EBITDA	$ 294,365	$ 283,861	$ 263,530	$ 1,113,891	$ 1,000,898

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$ 70,131	$ 72,614	$ 76,042	$ 282,219	$ 279,785
	Americas depreciation, amortization and accretion expense	72,408	66,594	62,623	260,416	250,007
	Americas stock-based compensation expense	24,351	21,148	20,926	91,469	78,129
	Americas restructuring charges	-	-	-	-	(4,837)
	Americas acquisition costs	354	(281)	15	903	5,634
	Americas adjusted EBITDA	167,244	160,075	159,606	635,007	608,718

	EMEA income from operations	35,867	38,848	31,187	138,685	106,221
	EMEA depreciation, amortization and accretion expense	29,770	27,650	20,612	115,223	91,610
	EMEA stock-based compensation expense	3,671	3,288	3,616	13,661	13,315
	EMEA acquisition costs	1,572	-	4,214	1,653	5,040
	EMEA adjusted EBITDA	70,880	69,786	59,629	269,222	216,186

	Asia-Pacific income from operations	21,828	23,669	17,760	88,362	74,926
	Asia-Pacific depreciation, amortization and accretion expense	30,918	27,105	23,447	108,490	89,391
	Asia-Pacific stock-based compensation expense	3,495	3,226	3,088	12,860	11,496
	Asia-Pacific acquisition costs	-	-	-	(50)	181
	Asia-Pacific adjusted EBITDA	56,241	54,000	44,295	209,662	175,994

	Adjusted EBITDA	$ 294,365	$ 283,861	$ 263,530	$ 1,113,891	$ 1,000,898

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	73%	72%	73%	72%	72%

	EMEA cash gross margins	64%	63%	64%	63%	64%

	Asia-Pacific cash gross margins	66%	65%	64%	65%	64%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	47%	46%	49%	46%	48%

	EMEA adjusted EBITDA margins	42%	43%	41%	42%	41%

	Asia-Pacific adjusted EBITDA margins	49%	48%	47%	49%	48%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$ 294,365	$ 283,861	$ 263,530	$ 1,113,891	$ 1,000,898
	Less adjusted EBITDA - prior period	(283,861)	(275,277)	(248,445)	(1,000,898)	(887,857)
	Adjusted EBITDA growth	$ 10,504	$ 8,584	$ 15,085	$ 112,993	$ 113,041

	Revenues - current period	$ 638,121	$ 620,441	$ 564,677	$ 2,443,776	$ 2,152,766
	Less revenues - prior period	(620,441)	(605,161)	(543,084)	(2,152,766)	(1,887,376)
	Revenue growth	$ 17,680	$ 15,280	$ 21,593	$ 291,010	$ 265,390

	Adjusted EBITDA flow-through rate	59%	56%	70%	39%	43%

EQUINIX, INC. PRO FORMA RESULTS EARNINGS PER SHARE (In thousands, except per share data) (unaudited)

	Three Months Ended December 31, 2014							Year Ended December 31, 2014
	Actual	Adjustments				Pro Forma		Actual	Adjustments				Pro Forma
		Debt Exting.		REIT Conv.					Debt Exting.		REIT Conv.

Income from operations	$ 127,826	$ -		$ -		$ 127,826		$ 509,266	$ -		$ -		$ 509,266

Interest and other income (expense):
Interest income and expense, net	(70,746)			-		(70,746)		(267,662)			-		(267,662)
Loss on debt extinguishment	(105,807)	105,807	(1)	-		-		(156,990)	156,990	(1) (2)			-
Other income (expense)	(3,051)			-		(3,051)		119			-		119
Total interest and other, net	(179,604)	105,807		-		(73,797)		(424,533)	156,990		-		(267,543)

Income (loss) from operations before income taxes	(51,778)	105,807		-		54,029		84,733	156,990		-		241,723

Income tax benefit (expense)	(303,325)	(43,734)	(3)	324,142	(4)	(22,918)		(345,459)	(60,440)	(3)	324,142	(4)	(81,758)

Net income (loss)	(355,103)	62,073		324,142		31,111		(260,726)	96,550		324,142		159,965

Net (income) loss attributable to redeemable non-controlling interests	-	-		-		-		1,179	-		-		1,179

Net income (loss) attributable to Equinix	$ (355,103)	$ 62,073		$ 324,142		$ 31,111		$ (259,547)	$ 96,550		$ 324,142		$ 161,144

Net income (loss) per share attributable to Equinix:

Basic net income (loss) per share	$ (6.42)					$ 0.56		$ (4.96)					$ 3.08
Shares used in computing basic net income (loss) per share	55,295					55,295		52,359					52,359
Diluted net income (loss) per share	$ (6.42)					$ 0.56	(5)	$ (4.96)					$ 3.04	(5)
Shares used in computing diluted net income (loss) per share	55,295			557	(5)	55,852		52,359			626	(5)	52,985

(1)

Represents the loss on debt extinguishment related to the redemption of the 7.00% senior notes and refinancing of the term loan and revolving credit facility in Q4 2014 removed for purposes of these pro forma financial results.

(2)	Represents the loss on debt extinguishment related to the exchanges of the 3.00% convertible notes and 4.75% convertible notes in Q2 2014 removed for purposes of these pro forma financial results.
(3)	Represents the estimated tax impact had the loss on debt extinguishment not been recorded.
(4)

Represents the derecognition of the deferred tax assets and liabilities of our U.S. REIT operations in Q4 2014, when it was determined that all significant actions to effect the REIT conversion had occurred and the Company committed to  that action.

(5)	Adjustment for the dilutive impact of the assumed conversion of the employee equity awards as a result of the increased pro forma net income.

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CONTACT: Investor Relations: Katrina Rymill, (650) 598-6583, krymill@equinix.com or Paul Thomas, (650) 598-6442, pthomas@equinix.com, both of Equinix, Inc., or Media: Ian Bain, (650) 598-6447, ibain@equinix.com or Liam Rose, (650) 598-6590, lrose@equinix.com, both of Equinix, Inc.